Exhibit 10.1

TERMS OF ADVISOR TO THE BOARD AGREEMENT

Parties:	Blackhawk Capital Group BDC, Inc., (the “Company”) and Robert S. Tull, Jr. (“Advisor”), with a residence at 16 Firebush Road, Levittown, PA 19056.

Effective Date:	Closing of transactions (“Closing”) pursuant to Company’s Regulation E offering for $5 million (“Offering”).

Term:	Three years (“Term”). After Term, Advisor to the Board Agreement shall be subject to one-year extension if agreed to in writing by parties.

Duties:
Duties include, serving as Advisor to the Board of the Company. Duties will consist of the following: advising the Board on investment decisions and strategies, coordinating investment diversification in the strategies and analyzing investment opportunities with the Company’s fund manager, and having an advisory position on the Company’s Investment Commitment Committee. Advisor shall report to the Chairman of the Board of Company.

Compensation:	To be determined by the Board following the Effective Date and to be covered on the Company’s Director’s and Officers and Errors and Omissions insurance policies.

Bonus:	Bonus based upon attainment of performance goals established by Board of Directors.

Expenses:
Advisor will be reimbursed for all reasonable out-of-pocket business-related expenses including meals, lodging and travel costs. The Board of Directors will adopt a resolution outlining the Company’s expense policy, which will then govern.

Vacation:	Four (4) weeks paid vacation per year.

Benefits:	Participation in medical plan and eligible to participate in any other Company benefit plans.

Release/Released:	Advisor to the Board may be Released from their duties as follows:

(a)	By Company:

(i)
Upon thirty (30) days’ prior written notice to the Advisor if the Advisor is Disabled; “Disabled” means Advisor to the Board shall be unable to perform substantially all of his duties due to accident, disability, or physical or mental illness and a medical doctor certifies that Advisor is Disabled; or

(ii)	Immediately upon written notice to the Advisor for “just cause.” “Just cause” means conviction of a felony, an act of dishonesty or willful misconduct or gross negligence.

(b)	By Company without just cause and for no reason immediately upon notice to the Advisor; or

(c)	Released automatically upon the death of the Advisor.

Release Compensation: Advisor shall be entitled to the following upon Release of Advisor during the Term:

A.
Upon Release of the Advisor or elimination of the Advisor’s Duites pursuant to Paragraph (a)(i) or (c) above, Advisor shall receive any earned and unpaid Compensation due up to the date of Release, plus all benefits earned to the date of Release.

B.	In the event Advisor is Released without cause during the Term, Advisor is entitled to the following:

(i)
If Advisor is Released by Company without cause during the Term, he shall receive three months of Compensation or another amount as determined by the Board upon the effective date, provided that if he is Released and there is less than three months left in the Term, he shall receive Compensation for the number of months remaining in the Term; no bonus shall be paid upon Release; and

(ii)
In the event that the Advisor resigns during the six (6) month period following the Closing and has not been Released by Company without cause, or the Advisor resigns during the remainder of the Term and has not been Released by the Board without cause, he shall not be entitled to receive the Release Compensation described above in (i).

Release Compensation (if applicable) shall be payable in equal weekly installments through the end of the Term and subject to federal, state and local tax withholding and FICA (the “Released Compensation”). During the payment period, Advisor shall not be entitled to receive any benefits.

C.
Upon Release of the Advisor or elimination of the Advisor’s Duties for just cause, pursuant to Paragraph (a)(ii) above, Advisor shall only receive any earned and unpaid Compensation due up to the date of Release, plus all benefits earned to the date of Release.

IN WITNESS WHEREOF, the undersigned have duly executed this Terms of Advisor to the Board Agreement as of September 7, 2006. This is a non-binding letter of intent between the parties and no provisions in this Agreement are binding unless it is set forth in the Agreement and executed between the parties.

BLACKHAWK CAPITAL GROUP BDC, INC.

By:	/s/ Craig A. Zabala	September 12, 2006
	Name: Dr. Craig A. Zabala Title: Chairman of the Board President and CEO	Date

	/s/ Robert S. Tull, Jr.	September 12, 2006
	Robert S. Tull, Jr.	Date